                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM 8-K
                                  -------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): SEPTEMBER 29, 2003



                                 FRIEDMAN'S INC.
             (Exact name of registrant as specified in its charter)


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


          DELAWARE                             0-22356                               58-20583
(State or other jurisdiction           (Commission File Number)         (IRS Employer Identification No.)
      of incorporation)


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                             171 CROSSROADS PARKWAY
                             SAVANNAH, GEORGIA 31422
                    (Address of principal executive offices)

                                 (912) 233-9333
              (Registrant's telephone number, including area code)










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ITEM 5.  OTHER EVENTS AND REQUIRED REGULATION FD DISCLOSURE.

     Friedman's Inc. is disclosing a development relating to its relationship with a former vendor, Cosmopolitan Gem Corporation, and the lawsuit filed by Cosmopolitan's former factor, Capital Factors, Inc.

     As previously reported, on August 13, 2003, Capital Factors, a receivables factoring company that factored the accounts receivable of Cosmopolitan, filed suit against Friedman's, along with 13 other defendants, including Crescent Jewelers and Whitehall Jewellers. Capital Factors alleges that the defendants intentionally or negligently participated with Cosmopolitan in the misrepresentation of the balance of Cosmopolitan's accounts receivable, the effect of which was to induce Capital Factors to continue to advance funds to Cosmopolitan. Capital Factors also alleges that Cosmopolitan's customers improperly made payments on accounts with Cosmopolitan directly to Cosmopolitan. In general, Capital Factors alleges damages against all defendants of not less than $30 million and seeks punitive damages. Friedman's intends to vigorously defend the claims.

     Friedman's also previously reported that on September 8, 2003, Friedman's, Crescent and at least one other defendant, Whitehall Jewellers, were contacted by the SEC, which has opened an informal inquiry into the allegations contained in the Capital Factors lawsuit. Friedman's intends to fully cooperate with the SEC and provide the SEC with any information that it may request from the company in that regard.

     On Monday, September 29, 2003, Friedman's was notified by the U.S. Department of Justice that the Department was conducting an investigation relating to the allegations asserted in the Capital Factors lawsuit. The Audit Committee of the Board of Directors of Friedman's, comprised of independent directors, has initiated an internal investigation into the matter. Friedman's and the Audit Committee intend to fully cooperate with the Department of Justice and provide the Department with any information that it may request from the company in that regard.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  FRIEDMAN'S INC.
                                                   (Registrant)



Date:  October 1, 2003                            By: /s/ Victor M. Suglia
                                                      --------------------------
                                                       Victor M. Suglia
                                                       Senior Vice President,
                                                       Chief Financial Officer,
                                                       Treasurer and Secretary